Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Second Quarter 2018 Operating Results
Second Quarter Summary

•	Net income of $15.4 million, or $0.65 per share, which included the full release of our valuation allowance

•	Release of the $11.1 million valuation allowance on our deferred tax asset during the three months ended June 30, 2018

•	Average loans increased $26.2 million from the first quarter of 2018

•	Total new loan commitments of $80.0 million and loan fundings of $61.1 million

•	Total deposits increased $53.8 million from the first quarter of 2018

•	Classified assets decreased by $5.8 million from the first quarter of 2018

•	No provision for loan and lease losses during the three months ended June 30, 2018

COSTA MESA, Calif., July 23, 2018 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. (“PMAR”), a wholly owned non-bank subsidiary, today reported its financial results for the three and six months ended June 30, 2018.
For the second quarter of 2018, the Company reported net income of $15.4 million, or $0.65 per share. This compares with net income of $3.7 million, or $0.16 per share, in the first quarter of 2018, and net income of $2.5 million, or $0.11 per share, in the second quarter of 2017. The increase in net income, as compared to the three months ended March 31, 2018, is primarily attributable to an increase in net interest income, a decrease in noninterest expense and the reversal of the full valuation allowance on our deferred tax asset during the three months ended June 30, 2018. The release of the valuation allowance during the three months ended June 30, 2018 is the result of management's determination regarding the realizability of the deferred tax asset attributable in large part due to having had seven consecutive quarters of earnings and substantially improved asset quality since the valuation allowance was established during the three months ended September 30, 2016.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We experienced positive trends across most of our key metrics, resulting in increased profitability during the second quarter. Our improving financial performance and positive outlook, among other favorable factors, led to the recapture of our deferred tax asset, which substantially increases our book value per share. We are seeing good results in our efforts to acquire operating company clients. During the second quarter, our total deposits increased nearly 5% from the end of the prior quarter with all of the growth coming in core deposits. We expect the improvement in our deposit mix to continue, which should help us to better manage our funding costs in a rising interest rate environment. We have a solid client acquisition pipeline that we expect to result in a higher level of loan and deposit growth over the second half of the year, and should result in higher revenue, further operating leverage, and continued increases in our profitability.”

Results of Operations
The following table shows our operating results for the three and six months ended June 30, 2018, as compared to the three months ended March 31, 2018 and the three and six months ended June 30, 2017. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Six Months Ended June 30,
	June 30, 2018	March 31, 2018	June 30, 2017	2018	2017
	($ in thousands)
Total interest income	$15,914	$15,015	$12,132	$30,929	$23,736
Total interest expense	3,467	2,830	1,736	6,297	3,269
Net interest income	12,447	12,185	10,396	24,632	20,467
Provision for loan and lease losses	—	—	—	—	—
Total noninterest income	1,136	1,055	1,431	2,191	2,402
Total noninterest expense	9,299	9,533	9,262	18,832	18,475
Income tax (benefit) provision	(11,085)	—	64	(11,085)	113
Net income	$15,369	$3,707	$2,501	$19,076	$4,281
Net Interest Income
Q2 2018 vs Q1 2018. Net interest income increased $262 thousand, or 2.2%, for the three months ended June 30, 2018 as compared to the three months ended March 31, 2018 primarily as a result of:

•
An increase in interest income of $899 thousand, or 6.0%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the three months ended June 30, 2018 as compared to the three months ended March 31, 2018, which was primarily the result of the rising interest rate environment, and an increase of $42 thousand from $769 thousand during the three months ended March 31, 2018 to $811 thousand for the three months ended June 30, 2018 related to the recovery of interest income on separate loan relationships that had been on nonaccrual status but were paid in full; partially offset by

•
An increase in interest expense of $637 thousand, or 22.5%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the three months ended June 30, 2018 as compared to the three months ended March 31, 2018, which was primarily the result of higher deposits due to new client acquisition and an increase in the rate of interest paid on non-maturing interest bearing deposits resulting from the rising interest rate environment.

Our net interest margin decreased to 3.78% for the three months ended June 30, 2018 as compared to 3.84% for the three months ended March 31, 2018 primarily attributable to an increase in the cost of interest bearing liabilities resulting from an increase in prevailing interest rates, partially offset by an increase in the average yield on loans during the second quarter of 2018.
Q2 2018 vs Q2 2017. Net interest income increased $2.1 million, or 19.7%, for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017 primarily as a result of:

•
An increase in interest income of $3.8 million, or 31.2%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the three months June 30, 2018 as compared to the three months ended June 30, 2017, which was primarily the result of the rising interest rate environment, and the recovery of $811 thousand in interest income on a single loan relationship that had been on nonaccrual status but was paid in full during the second quarter of 2018; partially offset by

•
An increase in interest expense of $1.7 million, or 99.7%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017, which was primarily the result of higher deposits due to new client acquisition, our decision to increase the rate of interest paid on our non-maturing interest bearing deposits and our certificates of deposit resulting from the rising interest rate environment, and an increase in our Federal Home Loan Bank (“FHLB”) borrowings.

YTD 2018 vs YTD 2017. Net interest income increased $4.2 million, or 20.3%, for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017, primarily as a result of:

•
An increase in interest income of $7.2 million, or 30.3%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the six months ended June 30, 2018 as compared to the six months ended June 30, 2017, which was primarily the result of the rising interest rate environment, and the recovery of $1.6 million in interest income on two loan relationships that had been on nonaccrual status but were paid in full during the six months ended June 30, 2018; partially offset by

•
An increase in interest expense of $3.0 million, or 92.6%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits and other borrowings for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017, which was primarily the result of higher deposits due to new client acquisition, our decision to increase the rate of interest paid on our non-maturity interest bearing deposits and our certificates of deposit resulting from the rising interest rate environment, and an increase in our FHLB borrowings.

Provision for Loan and Lease Losses
Q2 2018 vs Q1 2018. We recorded no provision for loan and lease losses during either the three months ended June 30, 2018 or March 31, 2018 due primarily to a slight decrease in our loan portfolio during each quarter. During the three months ended June 30, 2018, we had net charge-offs of $36 thousand, compared with net charge-offs of $791 thousand for the three months ended March 31, 2018.
Q2 2018 vs Q2 2017. We recorded no provision for loan and lease losses during either the three months ended June 30, 2018 or June 30, 2017. There was no provision for the second quarter of 2018 due primarily to a slight decrease in our loan portfolio during the quarter. There was no provision for loan and lease losses in the second quarter of 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets.
YTD 2018 vs YTD 2017. We recorded no provision for loan and lease losses during either the six months ended June 30, 2018 or June 30, 2017. We recorded no provision for loan and lease losses during the six months ended June 30, 2018 due primarily to a slight decrease in our loan portfolio during the period. We recorded no provision for loan and lease losses during the six months ended June 30, 2017 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets.
Noninterest Income
Q2 2018 vs Q1 2018. Noninterest income increased $81 thousand, or 7.7%, for the three months ended June 30, 2018 as compared to the three months ended March 31, 2018, primarily resulting from:

•	An increase in loan servicing and referral fees during the second quarter of 2018 as compared to the prior quarter; partially offset by

•	A decrease in gain on the sale of securities available-for-sale during the second quarter of 2018 compared to the prior quarter.
Q2 2018 vs Q2 2017. Noninterest income decreased by $295 thousand, or 20.6%, for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017, primarily as a result of:

•
A decrease in other noninterest income attributable to recoveries of fees on previously charged off loans during the second quarter of 2017 for which similar level of recoveries did not occur during the second quarter of 2018; partially offset by

•	An increase in loan servicing and referral fees during the second quarter of 2018 as compared to the same period in 2017.
YTD 2018 vs YTD 2017. Noninterest income decreased $211 thousand, or 8.8%, for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017, primarily as a result of:

•
A decrease in other noninterest income attributable to recoveries of fees on previously charged off loans during the second quarter of 2017 for which a similar level of recoveries did not occur during the six months ended June 30, 2018; partially offset by

•	An increase in loan servicing and referral fees during the six months ended June 30, 2018 as compared to the same period in 2017; and

•	An increase of $48 thousand in gain on the sale of securities available-for-sale during the six months ended June 30, 2018 as compared to the same period in 2017.
Noninterest Expense
Q2 2018 vs Q1 2018. Noninterest expense decreased $234 thousand, or 2.5%, for the three months ended June 30, 2018 as compared to the three months ended March 31, 2018, primarily as a result of:

•
A decrease of $113 thousand in our professional fees primarily related to the recovery of legal fees attributable to the payoff of a loan relationship in the second quarter of 2018 that was previously on nonaccrual status; and

•	A decrease of $244 thousand in salaries and employee benefits primarily related to a decrease in headcount and employee 401(k) forfeitures during the second quarter of 2018; partially offset by

•
An increase in various expense accounts related to the normal course of operating, including expenses related to charitable contributions and business development during the three months ended June 30, 2018 as compared to the three months ended March 31, 2018.

Q2 2018 vs Q2 2017. Noninterest expense increased $37 thousand, or 0.4%, for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017, primarily as a result of:

•	An increase of $254 thousand in salaries and employee benefits primarily related to an increase in employee compensation expense during the third quarter of 2017; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to charitable contributions, loan production and business development, during the three months ended June 30, 2018 as compared to the three months ended June 30, 2017; partially offset by

•
A decrease of $396 thousand in our professional fees primarily related to the recovery of legal fees attributable to the payoff of a loan relationship in the second quarter of 2018 that was previously on nonaccrual status.

YTD 2018 vs YTD 2017. Noninterest expense increased $357 thousand, or 1.9%, for the six months ended June 30, 2018 as compared to the six months ended June 30, 2017, primarily as a result of:

•	An increase of $701 thousand in salaries and employee benefits primarily related to an increase in employee compensation expense during the third quarter of 2017; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to charitable contributions, loan production and business development during the six months ended June 30, 2018 as compared to the six months ended June 30, 2017; partially offset by

•
A decrease of $756 thousand in our professional fees primarily related to lower legal fees in the first quarter of 2018 and the recovery of legal fees attributable to the payoff of a loan relationship in the second quarter of 2018 that was previously on nonaccrual status.

Income tax provision (benefit)
For both the three and six months ended June 30, 2018, we had an income tax benefit of $11.1 million, as a result of the release of our full valuation allowance of $11.1 million on our net deferred tax asset, discussed further below. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that the valuation allowance that was previously established on the balance of our deferred tax asset was no longer required at June 30, 2018 and released the entire $11.1 million during the three months ended June 30, 2018. The value of our deferred tax asset is computed based upon an estimate of taxable income for the full year of 2018, which will result in only minimal tax provision in subsequent quarters during 2018.
For the three months ended March 31, 2018, we had no provision for income tax recorded as a result of our full valuation allowance. During the three months ended March 31, 2018, management evaluated the positive and negative evidence and determined that there continued to be enough negative evidence to support the full valuation allowance of $11.6 million at March 31, 2018.
For the three and six months ended June 30, 2017, we had income tax expense of $64 thousand and $113 thousand, respectively. The income tax expense for the three and six months ended June 30, 2017 represented the payment to the state of California for the cost of doing business within the state and an estimated alternative minimum tax payment. No additional income tax expense was recorded during the three and six months ended June 30, 2017 as a result of our full valuation allowance. During the six months ended June 30, 2017, management evaluated the positive and negative evidence and determined that there continued to be enough negative evidence to support the full valuation allowance of $21.6 million at June 30, 2017.

Balance Sheet Information
Loans
As indicated in the table below, at June 30, 2018, gross loans totaled approximately $1.1 billion, which represented a decrease of $1.2 million, or 0.1%, compared to gross loans outstanding at March 31, 2018, and a decrease of $5.6 million, or 0.5%, compared to gross loans outstanding at December 31, 2017. The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2018, March 31, 2018 and December 31, 2017.

	June 30, 2018		March 31, 2018		December 31, 2017
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$403,152	38.1%	$395,987	37.3%	$394,493	37.1%
Commercial real estate loans - owner occupied	225,018	21.2%	210,901	19.9%	214,365	20.1%
Commercial real estate loans - all other	224,555	21.2%	221,935	20.9%	228,090	21.4%
Residential mortgage loans - multi-family	90,270	8.5%	109,545	10.3%	114,302	10.7%
Residential mortgage loans - single family	24,583	2.3%	25,244	2.4%	24,848	2.3%
Construction and land development loans	30,395	2.9%	39,500	3.7%	34,614	3.3%
Consumer loans	61,084	5.8%	57,173	5.4%	53,918	5.1%
Gross loans	$1,059,057	100.0%	$1,060,285	100.0%	$1,064,630	100.0%
The decrease of $1.2 million in gross loans during the second quarter of 2018 was primarily a result of loan sales of $15.1 million and loan payoffs partially offset by new loan growth and client acquisition. During the second quarter of 2018, we secured new commercial loan commitments of $48.3 million, of which $25.2 million were funded at June 30, 2018. Our total commercial loan commitments decreased to $625.8 million at June 30, 2018 from $629.4 million at March 31, 2018, while the utilization rate of commercial loan commitments increased to 64.1% at June 30, 2018 from 62.9% at March 31, 2018.
Deposits

	June 30, 2018	March 31, 2018	December 31, 2017
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$343,718	$335,591	$338,273
Interest-bearing checking accounts	61,685	80,033	89,179
Money market and savings deposits	446,830	357,405	350,605
Certificates of deposit	315,570	340,999	361,336
Totals	$1,167,803	$1,114,028	$1,139,393
The increase in our total deposits from March 31, 2018 to June 30, 2018 is primarily attributable to an increase of $89.4 million in money market and savings deposits, partially offset by a decrease of $10.2 million in our checking accounts and a decrease of $25.4 million in our certificates of deposit. The increase in our core deposits is primarily the result of new client acquisition. The decrease in our certificates of deposit is primarily the result of our decision to keep the rates of interest offered on new and renewing certificates of deposit below the rates offered by many of the other banks against which we compete for these deposits. Lower priced core deposits increased to 73% of total deposits, while higher priced certificates of deposit decreased to 27% of total deposits at June 30, 2018, as compared to 69% and 31% of total deposits, respectively, at March 31, 2018.

Asset Quality
Nonperforming Assets

	2018		2017
	June 30	March 31	June 30
	($ in thousands)
Total non-performing loans	$5,325	$6,816	$22,393
Other real estate owned	2,073	2,073	—
Other non-performing assets	—	—	181
Total non-performing assets	$7,398	$8,889	$22,574
90-day past due loans	$2,669	$1,385	$12,261
Total classified assets	$14,757	$20,580	$31,623
Allowance for loan and lease losses	$13,369	$13,405	$17,178
Allowance for loan and lease losses /gross loans	1.26%	1.26%	1.65%
Allowance for loan and lease losses /total assets	0.98%	1.03%	1.42%
Ratio of allowance for loan and lease losses to nonperforming loans	251.06%	196.67%	76.71%
Ratio of nonperforming assets to total assets	0.54%	0.68%	1.86%
Net quarterly charge-offs (recoveries) to gross loans	—%	0.07%	(0.04)%
Nonperforming assets at June 30, 2018 decreased $1.5 million from March 31, 2018 as a result of a decrease in non-performing loans in the second quarter of 2018. The decrease in our non-performing loans resulted from the payoff of one loan relationship totaling $1.6 million during the three months ended June 30, 2018.
Our classified assets decreased by $5.8 million from $20.6 million at March 31, 2018 to $14.8 million at June 30, 2018. The decrease is primarily related to principal payments of $3.1 million, charge-offs of $355 thousand, and loans upgraded of $3.2 million during the three months ended June 30, 2018, partially offset by additions of $824 thousand during the same period.
Allowance for loan and lease losses

	2018		2017
	June 30	March 31	December 31	September 30	June 30
	($ in thousands)
Balance at beginning of quarter	$13,405	$14,196	$15,048	$17,178	$16,794
Charge offs	(355)	(1,068)	(1,449)	(2,275)	(556)
Recoveries	319	277	597	145	940
Provision	—	—	—	—	—
Balance at end of quarter	$13,369	$13,405	$14,196	$15,048	$17,178
At June 30, 2018, the allowance for loan and lease losses (“ALLL”) totaled $13.4 million, which was approximately $36 thousand less than at March 31, 2018 and $3.8 million less than at June 30, 2017. The ALLL activity during the three months ended June 30, 2018 included net charge-offs of $36 thousand. There was no provision for loan and lease losses during the period, primarily attributable to a slight decrease in our loan portfolio during the three months ended June 30, 2018. The $355 thousand in gross charge-offs during the three months ended June 30, 2018 related to one loan relationship. The ratio of the ALLL-to-total loans outstanding as of June 30, 2018 was 1.26% as compared to 1.26% and 1.65% as of March 31, 2018 and June 30, 2017, respectively.

Capital Resources
At June 30, 2018, we had total regulatory capital on a consolidated basis of $159.7 million, and the Bank had total regulatory capital of $150.9 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 12.9% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at June 30, 2018, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2018		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$159,695	13.6%	N/A	N/A
Bank	150,879	12.9%	$117,423	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$128,976	11.0%	N/A	N/A
Bank	137,160	11.7%	$76,325	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$145,976	12.4%	N/A	N/A
Bank	137,160	11.7%	$93,938	At least 8.0
Tier 1 Capital to Average Assets:
Company	$145,976	10.8%	N/A	N/A
Bank	137,160	10.2%	$67,056	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2018, which we expect to file with the SEC during the third quarter of 2018, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	Jun '18 vs Mar '18 % Change	Jun '18 vs Jun '17 % Change	June 30, 2018	June 30, 2017	% Change
Total interest income	$15,914	$15,015	$12,132	6.0%	31.2%	$30,929	$23,736	30.3%
Total interest expense	3,467	2,830	1,736	22.5%	99.7%	6,297	3,269	92.6%
Net interest income	12,447	12,185	10,396	2.2%	19.7%	24,632	20,467	20.3%
Provision for loan and lease losses	—	—	—	—%	—%	—	—	—%
Net interest income after provision for loan and lease losses	12,447	12,185	10,396	2.2%	19.7%	24,632	20,467	20.3%
Non-interest income:
Service fees on deposits and other banking services	407	387	332	5.2%	22.6%	794	640	24.1%
Net gain (loss) on sale of securities available for sale	—	48	—	(100.0)%	—%	48	—	100.0%
Net (loss) gain on sale of other assets	—	(4)	—	(100.0)%	—%	(4)	2	(300.0)%
Other non-interest income	729	624	1,099	16.8%	(33.7)%	1,353	1,760	(23.1)%
Total non-interest income	1,136	1,055	1,431	7.7%	(20.6)%	2,191	2,402	(8.8)%
Non-interest expense:
Salaries and employee benefits	5,916	6,160	5,662	(4.0)%	4.5%	12,076	11,375	6.2%
Occupancy and equipment	1,047	1,064	1,054	(1.6)%	(0.7)%	2,111	2,117	(0.3)%
Professional Fees	636	749	1,032	(15.1)%	(38.4)%	1,386	2,142	(35.3)%
OREO expenses	8	—	—	100.0%	100.0%	8	—	100.0%
FDIC Expense	266	282	262	(5.7)%	1.5%	548	566	(3.2)%
Other non-interest expense	1,426	1,278	1,252	11.6%	13.9%	2,703	2,275	18.8%
Total non-interest expense	9,299	9,533	9,262	(2.5)%	0.4%	18,832	18,475	1.9%
Income before income taxes	4,284	3,707	2,565	15.6%	67.0%	7,991	4,394	81.9%
Income tax (benefit) expense	(11,085)	—	64	(100.0)%	(17,420.3)%	(11,085)	113	(9,909.7)%
Net income	$15,369	$3,707	$2,501	314.6%	514.5%	$19,076	$4,281	345.6%
Basic income per common share:
Net income available to common shareholders	$0.66	$0.16	$0.11	312.5%	500.0%	$0.82	$0.19	331.6%
Diluted income per common share:
Net income available to common shareholders	$0.65	$0.16	$0.11	306.3%	490.9%	$0.81	$0.19	326.3%
Weighted average number of common shares outstanding:
Basic	23,332	23,266	23,187	0.3%	0.6%	23,299	23,163	0.6%
Diluted	23,558	23,442	23,296	0.5%	1.1%	23,502	23,269	1.0%
Ratios from continuing operations(1):
Return on average assets	4.57%	1.15%	0.86%			2.89%	0.75%
Return on average equity	51.01%	12.94%	9.60%			32.45%	8.32%
Efficiency ratio	68.46%	72.00%	78.31%			70.21%	80.79%
____________________

(1)	Ratios and net interest margin for the three and six months ended June 30, 2018, March 31, 2018 and June 30, 2017 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	June 30, 2018	December 31, 2017	Increase/ (Decrease)

Cash and due from banks	$15,108	$12,198	23.9%
Interest bearing deposits with financial institutions(1)	220,498	186,010	18.5%
Interest bearing time deposits	2,420	2,920	(17.1)%
Investment securities (including stock)	37,949	47,845	(20.7)%
Loans (net of allowances of $13,369 and $14,196, respectively)	1,049,003	1,053,201	(0.4)%
Other real estate owned	2,073	—	100.0%
Net deferred tax assets	11,085	—	100.0%
Other assets	19,738	20,430	(3.4)%
Total assets	$1,357,874	$1,322,604	2.7%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$343,718	$338,273	1.6%
Interest bearing deposits
Interest checking	61,685	89,179	(30.8)%
Savings/money market	446,830	350,605	27.4%
Certificates of deposit	315,570	361,336	(12.7)%
Total interest bearing deposits	824,085	801,120	2.9%
Total deposits	1,167,803	1,139,393	2.5%
Other borrowings	30,000	40,866	(26.6)%
Other liabilities	10,239	11,942	(14.3)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,225,569	1,209,728	1.3%
Shareholders’ equity	132,305	112,876	17.2%
Total Liabilities and Shareholders’ Equity	$1,357,874	$1,322,604	2.7%
Tangible book value per share	$5.66	$4.86	16.5%
Tangible book value per share, as adjusted(2)	$5.72	$4.91	16.5%
Shares outstanding	23,378,350	23,232,515	0.6%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$192,175	$864	1.80%	$180,605	$696	1.56%	$117,482	$305	1.04%
Securities available for sale and stock(2)	38,633	262	2.72%	42,968	274	2.59%	50,144	283	2.26%
Loans(3)	1,089,135	14,788	5.45%	1,062,938	14,045	5.36%	980,987	11,544	4.72%
Total interest-earning assets	1,319,943	15,914	4.84%	1,286,511	15,015	4.73%	1,148,613	12,132	4.24%
Noninterest-earning assets
Cash and due from banks	16,617			15,835			14,598
All other assets	12,970			6,383			(1,887)
Total assets	$1,349,530			$1,308,729			$1,161,324
Interest-bearing liabilities:
Interest-bearing checking accounts	$56,906	63	0.44%	$84,581	113	0.54%	$95,543	85	0.36%
Money market and savings accounts	434,294	1,670	1.54%	349,330	984	1.14%	343,445	689	0.80%
Certificates of deposit	326,660	1,349	1.66%	358,301	1,381	1.56%	277,264	797	1.15%
Other borrowings	36,934	171	1.86%	40,044	166	1.68%	209	—	—%
Junior subordinated debentures	17,527	214	4.90%	17,527	186	4.30%	17,527	165	3.78%
Total interest bearing liabilities	872,321	3,467	1.59%	849,783	2,830	1.35%	733,988	1,736	0.95%
Noninterest bearing liabilities
Demand deposits	346,553			331,842			315,483
Accrued expenses and other liabilities	9,802			10,920			7,314
Shareholders' equity	120,854			116,184			104,539
Total liabilities and shareholders' equity	$1,349,530			$1,308,729			$1,161,324
Net interest income		$12,447			$12,185			$10,396
Net interest income/spread			3.25%			3.38%			3.29%
Net interest margin			3.78%			3.84%			3.63%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Six Months Ended
	June 30, 2018			June 30, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$186,422	$1,560	1.69%	$123,308	$569	0.93%
Securities available for sale and stock(2)	40,789	536	2.65%	50,539	625	2.49%
Loans(3)	1,076,109	28,833	5.40%	962,317	22,542	4.72%
Total interest-earning assets	1,303,320	30,929	4.79%	1,136,164	23,736	4.21%
Noninterest-earning assets
Cash and due from banks	16,228			14,550
All other assets	10,051			(1,513)
Total assets	1,329,599			1,149,201
Interest-bearing liabilities:
Interest-bearing checking accounts	$70,667	$177	0.51%	$86,606	$150	0.35%
Money market and savings accounts	392,046	2,654	1.37%	348,921	1,319	0.76%
Certificates of deposit	342,394	2,729	1.61%	267,038	1,478	1.12%
Other borrowings	38,489	337	1.77%	271	—	—%
Junior subordinated debentures	17,527	400	4.60%	17,527	322	3.70%
Total interest bearing liabilities	861,123	6,297	1.47%	720,363	3,269	0.92%
Noninterest bearing liabilities
Demand deposits	339,238			318,066
Accrued expenses and other liabilities	10,706			7,055
Shareholders' equity	118,532			103,717
Total liabilities and shareholders' equity	1,329,599			1,149,201
Net interest income		$24,632			$20,467
Net interest income/spread			3.32%			3.29%
Net interest margin			3.81%			3.63%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.